EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
jth@yorkwater.com, 717-718-7554
or	Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 2020 ANNUAL AND FOURTH QUARTER RESULTS

York, Pennsylvania, March 9, 2021:  The York Water Company's (NASDAQ:YORW) President and CEO, JT Hand, announced the Company's 2020 financial results.

President Hand reported that 2020 operating revenues of $53,852,000 increased $2,274,000 and net income of $16,598,000 increased $2,196,000 compared to 2019.  Basic and Diluted Earnings per share of $1.27 for 2020 increased $0.16 compared to 2019.  Dividends per share rose 4% compared to 2019.  Increased revenues resulted primarily from the March 1, 2019 rate increase, higher per capita residential consumption, and growth in the customer base partially offset by lower Distribution System Improvement Charge (DSIC) after its reset to zero.  DSIC is a Pennsylvania Public Utility Commission (PPUC) allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  The Company also recognized a non-recurring gain on life insurance.  The increased income was partially offset by higher operation and maintenance expenses and depreciation.  Interest expense decreased due to lower interest rates.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.

During the year, the Company invested $32.1 million in capital projects for replacement of a standpipe, reimbursement for the Amblebrook development water and wastewater infrastructure, improvements to a raw water pumping station, expansion of a wastewater treatment plant as well as various replacements and improvements to infrastructure.  In addition, the Company invested $1.2 million in the acquisition of two wastewater systems.  During 2020, the Company replaced approximately 56,000 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.

President Hand also reported that for the fourth quarter of 2020 operating revenues increased $379,000 and net income increased $321,000 compared to the fourth quarter of 2019.  Basic and Diluted Earnings per share of $0.28 for the fourth quarter of 2020 increased $0.02 compared to the same period last year.  Increased revenues resulted primarily from higher per capita residential consumption and growth in the customer base.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.  The increased revenue and lower income taxes were offset by higher operation and maintenance expenses and depreciation.

President Hand reported that York Water plans to invest approximately $36 million in 2021 and $40 million in 2022, excluding acquisitions, for additional main extensions, dam improvements, an elevated water tank, an upgrade to the enterprise software system, completion of a wastewater treatment plant, and improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended December 31
	In 000's (except per share)
	Quarter		Twelve Months
	2020	2019	2020	2019
Operating Revenues	$13,398	$13,019	$53,852	$51,578
Net Income	$3,710	$3,389	$16,598	$14,402
Average Number of Common Shares Outstanding	13,044	12,989	13,034	12,964
Basic and Diluted Earnings Per Common Share	$0.28	$0.26	$1.27	$1.11
Dividends Declared Per Common Share	$0.1874	$0.1802	$0.7280	$0.7001

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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